                                                                   Exhibit 20.3


                            [Letterhead of KPMG LLP]

                         Independent Accountants' Report



Mellon Bank Home Equity Loan Trust 1996-1
c/o The Bank of New York, as Trustee

Mellon Bank, N.A., as Servicer

We have examined the accompanying assertion made by management on Mellon Bank, N.A.'s compliance, as Servicer, with Article III, Section 3.02(b) and (c), 3.03, 3.04, 3.05, 3.08 and 3.12 of the Pooling and Servicing Agreement for the Mellon Bank Home Equity Loan Trust 1996-1 dated as of March 1, 1996 (the "Agreement"), for the year ended December 31, 1998. Management is responsible for Mellon Bank, N.A.'s compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management's assertion about Mellon Bank, N.A.'s compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Mellon Bank, N.A.'s compliance with the aforementioned sections of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Mellon Bank, N.A.'s compliance with those sections.

In our opinion, management's assertion that Mellon Bank, N.A. was materially in compliance with the aforementioned sections of the Agreement for the year ended December 31, 1998 is fairly stated, in all material respects.



                                                     KPMG LLP
                                                     --------------------------

Pittsburgh, PA
March 26, 1999

                        [Letterhead Of Mellon Bank, N.A.]


        Management Report on Mellon Bank, N.A.'s Compliance, as Servicer with the Servicing Requirements of the Pooling and Servicing Agreement


Management of Mellon Bank, N.A., as Servicer, is responsible for compliance with servicing requirements in Article III, Sections 3.02(b) and (c), 3.03, 3.04, 3.05, 3.08 and 3.12 of the Pooling and Servicing Agreement for the Mellon Bank Home Equity Loan Trust 1996-1, dated as of March 1, 1996 (the "Agreement").

Management has performed an evaluation of Mellon Bank, N.A.'s compliance with the aforementioned sections of the Agreement for the year ended December 31, 1998. Based upon this evaluation, management believes that, for the year ended December 31, 1998, Mellon Bank, N.A., as Servicer, was materially in compliance with the aforementioned sections of the Agreement.


  PATRICK RYAN
-----------------------------------
Patrick Ryan
Vice President - Loan Servicing Divis
Retail Bank



   VICTOR A. BERTOTY
-----------------------------
Victor A. Bertoty
First Vice President
Retail Bank



   PHILIP K. HAMM
------------------------------
Philip K. Hamm
Senior Vice President
Group Head - Consumer Lending



March 26, 1999